Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173937

Prospectus Supplement

(To Prospectus dated May 23, 2011)

4,750,000 SHARES

RAMTRON INTERNATIONAL CORPORATION

COMMON STOCK

We are offering 4,750,000 shares of our common stock in this offering. Our common stock is listed on The NASDAQ Global Market under the symbol “RMTR.” On July 27, 2011, the last reported sale price of our common stock on The NASDAQ Global Market was $2.37 per share.

Investing in our common stock involves significant risks. See “Risk Factors ” beginning on page S-3 of this prospectus supplement and the corresponding sections in the accompanying prospectus and our filings with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$2.00	$9,500,000
Underwriting Discounts and commissions	$0.13	$617,500
Proceeds to us (before expenses)	$1.87	$8,882,500

Pursuant to an option granted by us, the underwriters may also purchase from us up to an additional 712,500 shares of our common stock at the price to the public less the underwriting discount to cover over-allotments, if any, within 30 days of this prospectus supplement.

We anticipate that delivery of the common stock will be made on or about August 2, 2011, subject to customary closing conditions.

Sole Book-Running Manager

Needham & Company, LLC

Co-Manager

Craig-Hallum Capital Group LLC

The date of this prospectus supplement is July 28, 2011.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer from time to time up to an aggregate amount of 10,000,000 shares of common stock, of which this offering is a part. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you, as well as the additional information described under “Incorporation of Certain Information by Reference” of this prospectus supplement before investing in our securities.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that we authorized to be distributed to you and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we have authorized to be delivered to you is accurate only as of their respective dates, regardless of the time of delivery of such documents or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our” and “Company” refer to Ramtron International Corporation and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, such term has the meaning ascribed to it in the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein. This summary is not complete and does not contain all the information that may be important to you in deciding whether to invest in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein, including the financial data and related notes and risk factors included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision.

Our Business

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontrollers, and integrated semiconductor solutions, used in many markets for a wide range of applications. We pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory, called ferroelectric random access memory (F-RAM). F-RAM products merge the advantages of multiple memory technologies into a single device that retains information without a power source, can be read from and written to at very fast speeds, written to many times, consumes low amounts of power, and can simplify the design of electronic systems. In many cases, we are the sole provider of F-RAM enabled semiconductor products, which facilitates close customer relationships, long application lifecycles and the potential for high-margin sales.

We also integrate wireless communication capabilities as well as analog and mixed-signal functions such as microprocessor supervision, tamper detection, timekeeping, and power failure detection into our devices. This has enabled new classes of products that address the growing market need for more functional, efficient and cost effective semiconductor products.

Our revenue is derived from the sale of our products and from license, development and royalty arrangements entered into with a limited number of established semiconductor manufacturers involving the development and sale of specific applications and products of the Company’s technologies. Product sales have been made to various customers for use in a variety of applications including utility meters, office equipment, automobiles, electronics, telecommunications, disk array controllers, and industrial control devices, among others.

Company History and Corporate Information

The company was incorporated in Delaware in 1984. Our principal executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921. Our telephone number is (719) 481-7000, and our website address is www.ramtron.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement. We have included our website address as a factual reference and do not intend it to be an active link to our website. The periodic and current reports we file with the SEC can be found on our website and that of the SEC. For additional information regarding our business, and us see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

THE OFFERING

Issuer	Ramtron International Corporation

Common stock offered by us	4,750,000 shares (or 5,462,500 shares if the underwriters exercise their over-allotment option to purchase additional shares from us in full)

Over-allotment option	We have granted the underwriters an option to purchase from us within 30 days of the date of this prospectus supplement up to an additional 712,500 shares of common stock to cover over-allotments, if any.

Common stock to be outstanding after this offering(1)	33,650,205 shares (or 34,362,705 shares if the underwriters exercise their over-allotment option to purchase additional shares from us in full)

Use of proceeds	We currently intend to use the net proceeds from the sale of our common stock for working capital and other general corporate purposes.

NASDAQ Global Market symbol	RMTR

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the “Risk Factors” beginning on page S-3 of this prospectus supplement and included under similarly titled sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011, and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

(1)	The number of shares of our common stock to be outstanding immediately after this offering as shown above assumes that all of the shares offered hereby are sold and is based on 28,900,205 shares of common stock outstanding as of July 26, 2011. This number of shares does not include the following:
(i)	4,377,650 shares of our common stock that may be issued pursuant to options or other awards as of the date of this prospectus supplement; and
(ii)	827,995 shares of our common stock reserved for future issuance under our 2005 Incentive Award Plan, as amended.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information included or incorporated by reference in this prospectus supplement. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall and you could lose all or part of your investment.

Our achievement of sustained profitability is uncertain.

We had a net loss during the six months ended June 30, 2011 of $3.1 million, which followed a net income of $1.6 million for the year ended December 31, 2010. Our ability to reflect a profit from ongoing operations in future periods is subject to significant risks and uncertainties, including, but not limited to, our ability to successfully sell our products at prices that are sufficient to cover our operating costs, to enter into additional technology development and license arrangements, to obtain sufficient contract manufacturing capacity and, if necessary, to raise additional financing to fund our growth. There is no guarantee that we will be successful in reducing these risks.

We have spent substantial amounts of money in developing our products and in our efforts to obtain commercial manufacturing capabilities for those products. At June 30, 2011, our accumulated deficit was $220 million. Our ability to increase revenue and achieve profitability in the future will depend substantially on our ability to increase sales of our products by gaining new customers and increasing sales to our existing customers, our success in reducing manufacturing costs, while increasing our contract manufacturing capacity, our ability to significantly increase sales of existing products, and our success in introducing and profitably selling new products.

We may need to raise additional funds to finance our operations.

In view of our expected future working capital requirements in connection with the fabrication and sale of our specialized memory, microcontroller and integrated semiconductor products, as well as our projected research and development and other operating expenditures, we may be required to seek additional equity or debt financing. We cannot be sure that any additional financing or other sources of capital will be available to us on acceptable terms, or at all. The inability to obtain additional financing when needed would have a material adverse effect on our business, financial condition and operating results, which could adversely affect our ability to continue our business operations. We would be required to obtain approval from Silicon Valley Bank for any additional debt financing. If additional equity financing is obtained, any issuance of common or preferred stock or convertible securities to obtain funding would result in dilution of our existing stockholders’ interests.

Expenditures relating to capital and engineering support for our new wafer foundry project are significant. If we cannot generate sufficient cash from operations, maintain or increase our borrowing base on our secured line of credit facility, or obtain other equity or debt financing, full commercial production at our new wafer foundry project could be delayed, which would have a material adverse effect on our business operations.

We are subject to certain covenants related to our bank loan and line of credit and such covenants may be challenging to the Company.

We are required to comply with certain covenants under the loan agreement, as amended, and our line of credit, including requirements to maintain a minimum EBITDA and maintain certain liquidity ratios, and restrictions on certain business actions without the consent of Silicon Valley Bank (SVB). If we are not able to comply with such covenants at a point of time in the future, our outstanding loan balance will be due and payable immediately, our existing line of credit could be cancelled, and unless we are able to obtain a waiver from the bank for such covenant violations, our business, intellectual property, financial condition and results of operations would be harmed. We did not meet our liquidity ratio covenant in the months of April and May 2011. SVB has waived compliance with this covenant and adjusted the minimum liquidity and EBITDA covenants for future periods. We have met these covenants for the month and quarter ended June 30, 2011. Due to the waiver and revised covenants, we paid a $20,000 fee and moved to weekly reporting of eligible accounts receivable and inventories for our borrowing base. In addition, the expiration date of our secured line of credit has been extended to October 31, 2011 and we will actively pursue an extension during the second half of 2011. SVB may require new and/or more restrictive covenants in the future with increased cost to the Company and there can be no assurance that we will be able to obtain waivers should we fail to meet our covenants.

If we fail to vigorously protect our intellectual property, our competitive position may suffer.

Our future success and competitive position depend in part upon our ability to develop additional and maintain existing proprietary technology used in our products. We protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and employee and third party non-disclosure and assignment agreements. We cannot provide assurances that any of our pending patent applications will be approved or that any of the patents that we own will not be challenged, invalidated, rendered unenforceable or circumvented by others or be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.

Policing the unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we cannot be certain that we will be able to prevent other parties from designing and marketing competitive products or that others will not independently develop or otherwise acquire the same or substantially equivalent technologies as ours.

We may be subject to intellectual property infringement claims by others that result in costly litigation and could harm our business and ability to compete. Our industry is characterized by the existence of a large number of patents, as well as frequent claims and related litigation regarding these patents and other intellectual property rights. In particular, many leading semiconductor memory companies have extensive patent portfolios with respect to manufacturing processes, product designs, and semiconductor memory technology, including ferroelectric memory technology. We may be involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity of property rights of others, or to defend against claims of invalidity or unenforceability. This type of litigation can be expensive, regardless of whether we win or lose. Also, we cannot be certain that third parties will not make a claim of infringement against us or against our licensees or customers in connection with their use of our technology. In the event of claims of infringement against our licensees or customers with respect to our technology, we may be required to indemnify our licensees or customers, which could be very costly. Any claims, even those without merit, could be time consuming to defend, result in costly litigation and diversion of technical and management personnel, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us or one of our semiconductor manufacturing licensees or customers in connection with our technology would harm our business and result in significant cash expense to us to cover litigation costs, as well as the reduction of future revenue.

Catastrophic events causing system failures may disrupt our business.

We are a highly automated business and rely on our network infrastructure and enterprise applications, internal technology systems and our Web site for our development, marketing, operational, support, hosted services and sales activities. A disruption or failure of these systems in the event of a major earthquake, fire, telecommunications failure, cyber-attack, war, terrorist attack, or other catastrophic event could cause system interruptions, reputational harm, delays in our product development, breaches of data security and loss of critical data, and could prevent us from fulfilling our customers’ orders. We have developed certain disaster recovery plans and certain backup systems to reduce the potentially adverse effect of such events, but a catastrophic event that results in the destruction or disruption of any of our data centers or our critical business or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be adversely affected.

Earthquakes, other natural disasters and power shortages or interruptions may damage our business.

If a major earthquake, power outage or other natural disaster occurs that damages our contract manufacturers’ facilities or restricts their operations, or interrupts our and our suppliers’ and customers’ communications, our business, financial condition and results of operations would be materially adversely affected. A major earthquake or other natural disaster near one or more of our major suppliers could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

Our future success depends in part on a relatively small number of key employees.

Our future success depends, among other factors, on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees. We are particularly dependent on the highly skilled design, process, materials and testing engineers involved in the development and oversight of the manufacture of our semiconductor products and processes. The competition for these personnel is intense, and the loss of key employees, including our executive officers, or our inability to attract additional qualified personnel in the future, could have both an immediate and a long-term adverse effect on us. In addition, the substantial breadth of demands on our relatively small number of key management employees, including new product development, managing supplier and customer relationships, and seeking new capital sources and other business development activities are significant, and could divert our management’s attention from our business operations.

In January 2011, our former chief executive and chief operating officers both resigned. Our former chief financial officer was named CEO, and a new CFO was hired in April 2011. We do not intend to name a replacement chief operating officer. In March 2011, we appointed a vice president of customer satisfaction, responsible for directing the quality assurance program as well as managing the product and test engineering organizations. In June 2011, our former chief marketing officer resigned and we expect to announce a new head of worldwide sales in the third quarter of 2011.

General economic trends and other factors, including the effects of the recent worldwide credit crisis, may negatively affect our business.

Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our operating results.

Our products are complex and any defects in our products may result in liability claims, an increase in our costs and a reduction in our revenue.

Our products are complex and may contain defects, particularly when first introduced or as new versions are released or defects may result from the manufacturing process employed by our foundries. We develop integrated semiconductor products containing functions in addition to memory, thereby increasing the overall complexity of our products. We rely primarily on our in-house testing personnel to design test operations and procedures to detect any defects prior to delivery of our products to our customers. However, we rely on both in-house personnel and subcontractors to perform our testing. Because our products are manufactured by third parties and involve long lead times, we may experience delays in meeting key introduction dates or scheduled delivery dates to our customers if problems occur in the manufacture or operation or performance of our products. These defects also could cause us to incur significant re-engineering or production costs, divert the attention of our engineering personnel from our new product development efforts and cause significant customer relations issues and damage to our business reputation. Any defects could require product replacement, cost of remediation, or recall or we could be obligated to accept product returns. Any of the foregoing could cause us to incur substantial costs and harm our business. A defect or failure in our product could cause failure in our customer’s end-product, so we could face product liability claims for property damage, lost profits damages, or consequential damages that are disproportionately higher than the revenue and profits we receive from the products involved. There can be no assurance that any insurance we maintain will sufficiently protect us from any such claims.

We depend on a small number of suppliers for the supply of our products and the success of our business may be dependent on our ability to maintain and expand our relationships with foundries and other suppliers.

We currently rely on foundry services from Texas Instruments (TI) for commercial manufacturing of our F-RAM products. We are currently capacity-limited at TI and may continue to be limited in the future as we do not have a contract in place for a minimum capacity. When Fujitsu notified us in 2009 that they were going to cease manufacturing our products, they built a finite amount of product inventory to meet our anticipated demand as we completed a timely product manufacturing transition to alternative foundries. Due to higher than anticipated demand for our products during 2010, we experienced shortages on certain Fujitsu supplied devices as we worked to bring up capacity at our alternative foundry sources. As a result, we extended order lead times and have placed certain customers on allocation. We have transitioned many customers to alternative or replacement products built at TI. If commercial manufacturing from our new wafer foundry at IBM is delayed or we are not able to obtain qualified replacement products from TI in a timely manner, we will be unable to fill our customers’ orders, which may have a material adverse effect on our revenue and results of operations. Furthermore, as a result of TI’s license of Ramtron’s technology, they could become a future competitor. Also, our ability to develop advanced products may be limited under the current supply agreement.

Our foundry agreements with Texas Instruments and IBM may not be renewed at the end of the contract term or negotiation of new contract terms may not be acceptable. In this event, the engagement of alternative foundry services will become necessary, which would require capital investment and related cash funding, and would likely result in our inability to fill our customers’ orders. In addition, we rely on a small number of other contract manufacturers and foundries to manufacture our other products. Reliance on a limited number of foundries involves several risks, including capacity constraints or delays in the timely delivery of our products, reduced control over delivery schedules and the cost of our products, variations in manufacturing yields, dependence on the foundries for quality assurance, and the potential loss of production and a slowdown in filling our orders due to seismic activity, other force majeure events and other factors beyond our control, including increases in the cost of the wafers we purchase from our foundries.

Although we continuously evaluate sources of supply and may seek to add additional foundry capacity in the future, there can be no assurance that such additional capacity can be obtained at acceptable prices, if at all. Because our products require the foundries to make specified modifications to their standard process technologies and integrate our ferroelectric materials into their processes, transitioning the manufacturing of our products to other foundries or other facilities of an existing foundry may require process design changes and substantial lead time. Any delay resulting from such transition could negatively affect product performance, delivery, and yields or increase manufacturing costs.

We are also subject to the risks of service disruptions and raw material shortages affecting our foundry suppliers, which could also result in additional costs or charges to us.

We also rely on domestic and international subcontractors for packaging and testing of products, and are subject to risks of disruption of these services and possible quality problems. The occurrence of any supply or other problem resulting from these risks could have a material adverse effect on our revenue and results of operations.

We cannot provide any assurance that foundry or packaging and testing services will be available to us on terms and conditions, and at the times, acceptable to us. If we are unable to obtain foundry and packaging and testing services meeting our needs, we may be unable to produce products at the times and for the costs we anticipate and our relationships with our customers may be harmed and financial condition and results of operations may be adversely affected.

We are a relatively small company with limited resources, compared to some of our current and potential competitors, and we may not be able to compete effectively and increase our market share.

Our nonvolatile memory, microcontroller and integrated semiconductor products, which presently account for a substantial portion of our revenue, compete against products offered by current and potential competitors with longer operating histories, significantly greater financial and personnel resources, better name recognition and a larger base of customers than we have. In addition, many of our competitors have their own facilities for the production of semiconductor memory components or have recently added significant production capacity. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. In addition, some of our current and potential competitors have already established supplier or joint development relationships with the decision makers at our current or potential customers. These competitors may be able to leverage their existing relationships to discourage their customers from purchasing products from us or persuade them to replace our products with their products. These and other competitive pressures may prevent us from competing successfully against current or future competitors, and may materially harm our business. Competition could force us to decrease our prices, reduce our sales, lower our gross profits or decrease our market share, any of which could have a material adverse effect on our revenues and results of operations. Our competitors include companies such as ST Microelectronics, Everspin Technologies Inc., Cypress Semiconductor Corporation, Microchip Technology Inc., Atmel Corporation, Fujitsu, Texas Instruments, Panasonic, Rohm and Maxim Integrated, which produce or may produce products that compete with our current products and may compete with our future products. Our ability to compete with these and other competitors will depend on a number of factors, including our ability to continue to recruit and retain qualified engineers and other employees, our ability to introduce new and competitive products in a timely manner, the availability of foundry, packaging and testing services for our products to meet our customers’ demands, effective utilization and protection of our intellectual property rights, and general economic and regulatory conditions.

Emerging technologies and standards may pose a threat to the competitiveness of our products.

Competition affecting our F-RAM products may also come from alternative nonvolatile technologies such as magnetic random access memory or phase change memory, or other developing technologies. We cannot provide assurance that we will be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our competitors or customers may offer new products based on new technologies, new industry standards or end-user or customer requirements, including products that have the potential to replace, or provide lower-cost or higher-performance alternatives to, our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable.

A memory technology other than F-RAM nonvolatile memory technology may be adopted or become generally accepted in integrated semiconductor products, or in stand-alone memory products, and our competitors may be in a better financial and marketing position than we are to influence such adoption or acceptance. The adoption or acceptance of such alternative memory technology could also render our existing and future products obsolete or unmarketable. Additionally, the inability to timely supply our customer orders with our F-RAM products may also cause such customers to sample or purchase such alternative memory products, and such customers may thereafter choose to continue using such alternative products even after our F-RAM product supply availability returns.

Our research and development efforts are focused on a limited number of new technologies and products, and any delay in the development, or the abandonment, of these technologies or products by industry participants, or their failure to achieve market acceptance, could compromise our competitive position.

Our F-RAM semiconductor memory and integrated semiconductor products are used as components in electronic devices in various markets. As a result, we have devoted and expect to continue to devote a large amount of resources to develop products based on new and emerging technologies and standards that will be commercially introduced in the future. Our research and development expense, for the quarter ended June 30, 2011, was $4.2 million, or 25% of our total revenue.

If we do not accurately anticipate new technologies and standards, or if the products that we develop based on new technologies and standards fail to achieve market acceptance, our competitors may be better positioned to satisfy market demand than us. Furthermore, if markets for new technologies and standards develop later than we anticipate, or do not develop at all, demand for our products that are currently in development would suffer, resulting in lower sales of these products or lower sale prices, or both, than we currently anticipate, which would adversely affect our revenue and gross profits. We cannot be certain that any products we may develop based on new technologies or for new standards will achieve market acceptance. If we experience difficulties in manufacturing our existing products on our established or new manufacturing lines, we may have to commit our design and R&D resources to resolving those issues, which may delay the development of new products and compromise our competitive market position.

If we do not continually develop new products that achieve market acceptance, our revenue may decline.

We need to develop new products and new process and manufacturing technologies. We believe that our ability to compete in the markets in which we expect to sell our F-RAM based microcontroller and integrated semiconductor products will depend, in part, on our ability to produce products that address customer needs efficiently and in a cost-effective manner and also our ability to incorporate effectively other semiconductor functions with our F-RAM products. Our inability to successfully develop and have manufactured new products would harm our ability to compete and have a negative impact on our operating results.

If we fail to introduce new products in a timely manner or are unable to manufacture such products successfully, or if our customers do not successfully introduce new systems or products incorporating our products, or if market demand for our new products does not develop as anticipated, our business, financial condition and results of operations could be seriously harmed.

Our expansion into new products and markets may be unsuccessful.

We plan to introduce new products into new markets in the future. We do not have experience in the markets our new products will address and these products may not achieve acceptance in those markets because they do not solve a substantial market need or are not competitively priced. Even if our new products achieve substantial market penetration, we may not be able to produce them in sufficient quantities or at prices that will enable us to generate profits for several years. The introduction of new products into new markets also increases the demands on our management and key employees, who may fail to manage those demands successfully. Our introduction of new products may be unsuccessful or delayed, which would result in a reduction in projected revenue from such new products.

We will depend on IBM and Texas Instruments, our only F-RAM product contract manufacturers, to supply components of the new products, and, if the new products are ordered in substantial quantities, or, if for any other reason, those contract manufacturers are not able timely to supply sufficient components for the new products, our new products may be unsuccessful in the markets, which would result in our not achieving expected revenue from the new products.

We compete in certain markets with some of our F-RAM technology licensees, which may reduce our product sales.

We have licensed the right to fabricate products based on our F-RAM technology and memory architecture to certain independent semiconductor device manufacturers. Fujitsu and Texas Instruments, who are currently licensed to use our F-RAM technology, market certain F-RAM memory products that compete with certain of our F-RAM products. Some of our licensees have suspended or terminated their F-RAM initiatives, while others may still be pursuing a possible F-RAM based technology initiative or product development without our knowledge. We expect manufacturers that develop products based on our technology to sell such products worldwide. We are entitled to royalties from sales of F-RAM products by some but not all of these licensees, and we have the right under certain of our licensing agreements to negotiate an agreement for a portion of the licensee’s F-RAM product manufacturing capacity. Texas Instruments may, however, give the development and manufacture of their own F-RAM products a higher priority than ours. Any competition in the marketplace from F-RAM products manufactured and marketed by our licensees could reduce our product sales and harm our operating results.

We may not be able to replace our expected revenue from significant customers, which could adversely affect our business.

Our success depends upon continuing relationships with significant customers who, directly or indirectly, purchase significant quantities of our products. For the three months ended June 30, 2011, approximately 46% of our total product sales revenue was generated by five customers. Any reduction of product sales to our significant customers, without a corresponding increase in revenue from existing and new customers, may result in significant decreases in our revenue, which would harm our cash flows, operating results and financial condition. We cannot assure that we would be able to replace these relationships in a timely manner or at all.

Our product allocation and inability to fulfill all of our customers’ orders on a timely basis during the first half of

2011 may have caused certain customers to seek substitute products from our competitors, or to design-out our products by substitution of alternative technologies and systems. If any of our significant customers or a substantial number of our other customers find alternative suppliers or adopt alternative means of filling the need for our products, our future orders may be less than anticipated, which may result in our building increased inventories and reducing our revenues, which would materially and adversely affect our cash flows, operating results and financial condition.

We expect that international sales will continue to represent a significant portion of our product sales in the future. As a result, we are subject to a number of risks resulting from such operations.

International sales comprise a significant portion of our product sales, which exposes us to foreign political and economic risks. Such risks include political and economic instability and changes in diplomatic and trade relationships, foreign currency fluctuations, unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with a variety of foreign laws. Competitors based in the countries where we have substantial sales, such as Japan, may be able to supply products to customers in those countries more efficiently and at lower prices than we are able to do. There can be no assurance that such factors will not adversely impact our results of operations in the future or require us to modify our current business practices.

Our business is also subject to risks generally associated with doing business with third-party manufacturers in non-U.S. jurisdictions including, but not limited to, government regulations and political and financial unrest which may cause disruptions or delays in shipments to our customers or access to our inventories. Our business, financial condition and results of operations may be materially adversely affected by these or other factors related to our international operations.

We are subject to environmental laws that are subject to change and may restrict the marketability of certain of our products, which could adversely impact our financial performance or expose us to future liabilities.

We are subject to laws and regulations relating to the use of and human exposure to hazardous materials. Our failure to comply with these laws and regulations could subject us to future liabilities or result in the limitation or suspension of the sale or production of product, including without limitation, products that do not meet the various regulations relating to use of lead-free components in products. These regulations include the European Union’s Restrictions on Hazardous Substances (“RoHS”), Directive on Waste Electrical and Electronic Equipment (“WEEE”), and the directive on End of Life for Vehicles (“ELV”); California’s SB20 and SB50 which mimic RoHS; and China’s WEEE adopted by the State Development and Reform Commission. New electrical and electronic equipment sold in the European Union may not exceed specified concentration levels of any of the six RoHS substances (lead, cadmium, hexavalent chromium, mercury, PBB, and PBDE) unless the equipment falls outside the scope of RoHS or unless one of the RoHS exemptions is satisfied. Our products as manufactured contain lead, but in ceramic form (the “ferroelectric memory capacitor”) and are at levels below the threshold concentration levels specified by RoHS and similar directives. However, these directives are still subject to amendment and such changes may be unfavorable to our products. Any supply of products that infringe applicable environmental laws may subject us to penalties, customer litigation or governmental sanctions, which may result in significant costs to us, which could adversely impact our results of operations.

Our business operations are also subject to strict environmental regulations and legal uncertainties, which could impose unanticipated requirements on our business in the future and subject us to liabilities.

Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases used in the manufacturing processes of our third-party foundry and contract manufacturers. Compliance with these regulations can be costly. Increasing public attention has been focused on the environmental impact of semiconductor operations. Any changes in environmental rules and regulations may impose the need for additional investments in capital equipment and the implementation of compliance programs in the future.

Any failure by us or our foundries or contract manufacturers to comply with present or future environmental rules and regulations regarding the discharge of hazardous substances could subject us to serious liabilities or cause our foundries or contract manufacturers to suspend manufacturing operations, which could seriously harm our business, financial condition and results of operations.

In addition to the costs of complying with environmental, health and safety requirements, in the future we may incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

Our stock price is extremely volatile and you may not be able to resell your shares at or above the price you paid.

The market price of our common stock has fluctuated widely in recent periods and is likely to continue to be volatile. A number of other factors and contingencies can affect the market price for our common stock, including the following:

•	actual or anticipated variations in our operating results;

•	the low daily trading volume of our stock, which has in recent years traded at prices below $5 per share;

•	announcements of technological innovations or new products by us or our competitors;

•	competition, including pricing pressures and the potential impact of competitors’ products on our sales;

•	conditions or trends in the semiconductor memory products industry;

•	unexpected design or manufacturing difficulties;

•	any announcement of potential design or manufacturing defects in our products;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures; and additions or departures of our senior management; and

•	one shareholder owning over 5% of our outstanding common stock, the sale of which could affect the stock price.

In addition, in recent years the stock market in general, and shares of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These broad market and industry fluctuations may harm the market price of our common stock, regardless of our operating results.

Provisions in our certificate of incorporation and preferred shares rights agreement may have anti-takeover effects and could affect the price of our common stock.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the preferred stock, without any vote or action by our stockholders. Our authority to issue preferred stock with rights preferential to those of our common stock could be used to discourage attempts by others to obtain control of or acquire us, including an attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock, by making those attempts more difficult or costly to achieve. In addition, we may seek in the future to obtain new capital by issuing shares of preferred stock with rights preferential to those of our common stock. This provision could limit the price that investors might be willing to pay in the future for our common stock.

We also entered into a preferred shares rights agreement with Citicorp N.A., as rights agent on April 19, 2001, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of us in a transaction not approved by our board of directors. On July 1, 2007, Computershare Trust Company, N.A. assumed these duties as rights agents. On March 2, 2011, the rights agreement was amended and its expiration extended to April 19, 2016.

The limited liquidity for our common stock could affect your ability to sell your shares at a satisfactory price.

Our common stock is relatively illiquid. As of July 26, 2011, we had 28,900,205 shares of common stock outstanding. The average daily trading volume in our common stock, as reported by the NASDAQ Global Market, for the 50 trading days ending on July 26, 2011 was less than 90,000 shares. A more active public market for our common stock may not develop, which could adversely affect the trading price and liquidity of our common stock. Moreover, a thin trading market for our stock could cause the market price for our common stock to fluctuate significantly more than the stock market as a whole. Without a larger float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, you may be unable to liquidate your shares of our common stock at a price satisfactory to you.

Issuance of shares under our stock incentive plans or in connection with transactions will dilute current stockholders.

Pursuant to our 2005 Incentive Award Plan, as amended, we are authorized to grant options and other stock awards for up to 6,603,544 shares to our officers, employees, directors and consultants. As of July 26, 2011, there were 4,377,650 shares subject to outstanding stock option awards under our 2005 Incentive Award Plan and other stock incentive plans. You will incur dilution upon exercise or issuance of any stock awards under our stock incentive plans. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, or if we use our securities as consideration for future acquisitions or investments, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

Purchasers in this offering will experience immediate dilution in the net tangible book value of their investment.

Purchasers of our common stock in this offering will experience an immediate dilution in the net tangible book value of the common stock purchased in this offering because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value as of June 30, 2011 was approximately $25.6 million, or approximately $0.90 per share of common stock. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not plan to pay cash dividends on our common stock in the foreseeable future. As a result, investors must look solely to stock appreciation for a return on their investment in our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. The payment of cash dividends on our common stock in the future will depend on our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Additionally, our debt agreements restrict the payment of dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

We will have broad discretion in the use of a portion of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of a portion of the net proceeds from this offering and could spend that portion of the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this prospectus supplement and accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, may involve risks and uncertainties. All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements that are purely historical, are forward-looking statements. Forward-looking statements may be identified by the use of forward-looking words or phrases such as “will,” “may,” “believe,” “expect,” “intend,” “anticipate,” “could,” “should,” “plan,” “estimate,” and “potential,” or other similar words. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated in our forward-looking statements, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for ferroelectric random access memory (F-RAM) products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors described herein and listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this prospectus.

AS A RESULT OF THESE RISKS, CERTAIN OTHER RISKS AS DETAILED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN AND THEREIN AND IN OTHER DOCUMENTS THAT WE FILE WITH THE SEC, AND OTHER FACTORS, NO ASSURANCE CAN BE GIVEN AS TO OUR FUTURE RESULTS AND ACHIEVEMENTS. ACCORDINGLY, A FORWARD-LOOKING STATEMENT IS NEITHER A PREDICTION NOR A GUARANTEE OF FUTURE EVENTS OR CIRCUMSTANCES AND THOSE FUTURE EVENTS OR CIRCUMSTANCES MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE MADE AND WERE BASED ON THEN CURRENT EXPECTATIONS. WE UNDERTAKE NO DUTY TO UPDATE THESE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROSPECTUS, EXCEPT AS REQUIRED BY LAW, EVEN THOUGH OUR SITUATION MAY CHANGE IN THE FUTURE. WE QUALIFY ALL OF OUR FORWARD-LOOKING STATEMENTS BY THESE CAUTIONARY STATEMENTS.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock by us in this offering will be approximately $8.5 million (or approximately $9.8 million if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments in marketable securities, as well as our capitalization, as of June 30, 2011:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of the common stock in this offering at a public offering price of $2.00 per share and the use of the net proceeds therefrom, as described under “Use of Proceeds.”

	As of June 30, 2011
	Actual	Adjusted
	(In thousands, except share data)
Cash, cash equivalents and investments in marketable securities:	$3,273	$11,756

Debt:
Short-term debt, including current maturities of long-term debt	4,952	4,952

Long-term debt, net of current maturities	6,961	6,961
Total debt:	$11,913	$11,913
Stockholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 28,442,387 shares issued and outstanding, actual; 33,192,387 shares issued and outstanding, as adjusted to give effect to this offering	$284	$332
Additional paid-in capital	$255,311	$263,746
Accumulated deficit	$(220,274)	$(220,274)
Accumulated other comprehensive loss	(366)	(366)

Total stockholders’ equity:	$34,955	$43,438

Total capitalization:	$46,868	$55,351

DILUTION

As of June 30, 2011, our net tangible book value was approximately $25.6 million, or approximately $0.90 per share. Our net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets and dividing this amount by the number of shares of our common stock outstanding on June 30, 2011.

Net tangible book value dilution per share to new investors represents the difference between the weighted average amount per share paid by purchasers of shares in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 4,750,000 shares of common stock offered hereby (excluding the shares that may be purchased pursuant to the underwriters’ over-allotment option) at a public offering price of $2.00 per share and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2011 would have been approximately $34.1 million, or $1.03 per share of our common stock. This represents an immediate increase in net tangible book value of $0.13 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.97 per share to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share		$2.00

Net tangible book value per share as of June 30, 2011	$0.90

Increase per share attributable to new investors after giving effect to this offering	$0.13

Adjusted net tangible book value per share after giving effect to this offering		$1.03

Dilution in net tangible book value per share to new investors		$0.97

The above discussion and table are based on 28,442,387 shares of our common stock outstanding as of June 30, 2011. The information above excludes:

(i)	4,377,650 shares of our common stock that may be issued pursuant to options or other awards as of the date of this prospectus supplement; and

(ii)	827,995 shares of our common stock reserved for future issuance under our 2005 Incentive Award Plan.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering or the release of restricted stock units.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, the adjusted net tangible book value per share after giving effect to this offering would be $1.05 per share, the increase in net tangible book value per share attributable to new investors after giving effect to this offering would be $0.14 per share and the dilution to new investors purchasing shares in this offering would be $0.95 per share.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below.

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters have each severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement and as indicated below:

Underwriters	Number of Shares
Needham & Company, LLC	3,800,000
Craig-Hallum Capital Group LLC	950,000

Total:	4,750,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

The underwriters have an option to buy up to 712,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

Commissions and Discounts

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering Price	$2.00	$9,500,000	$10,925,000
Underwriting discounts and commissions	0.13	617,500	710,125
Proceeds, before expenses, to us	1.87	8,882,500	10,214,875

The expenses of the offering, not including the underwriting discounts and commissions, payable by us are estimated to be $400,000, which includes an estimated $125,000 in reimbursements to the underwriters for legal fees and other expenses incurred in connection with this offering.

Listing on The NASDAQ Global Market

Our common stock is listed on The NASDAQ Global Market under the symbol “RMTR.” Our registrar and transfer agent for all shares of common stock is Computershare Trust Company, N.A.

No Sales of Similar Securities

We, each of our executive officers and directors, subject to certain exceptions, have agreed with the underwriters not to dispose of or hedge any of our shares of common stock, or the “lock-up,” for 90 days after the date of this prospectus supplement without first obtaining the written consent of Needham & Company, LLC. Certain exceptions to the “lock-up” with respect to our executive officers and directors include, without limitation, issuances of securities solely made in connection with exercises of outstanding stock options of the Company, provided that any shares of common stock received upon such exercise will be subject to the “lock-up.” Certain exceptions to the “lock-up” with respect to the Company include, without limitation, the issuance of employee inducement grants of options to purchase shares of our common stock and shares of restricted stock under the Company’s existing incentive equity plan.

The 90-day “lock-up” period during which we, and each of our executive officers and directors are restricted from engaging in transactions in our shares of common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then, in either case, the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension.

Price Stabilization, Short Positions

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on websites maintained by the underwriters. The underwriters may agree to allocate a number of shares of common stock to other underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Hong Kong

The shares of common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-173937), as amended, of which this prospectus supplement and the accompanying prospectus form a part. However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.ramtron.com and the address for the investor relations page of our website is http://www.ramtron.com/investor-relations. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:.

•	The description of our common stock set forth in Item 11 of our Registration Statement on Form 10, as amended (File No. 0-17739);

•	The description of our preferred share purchase rights set forth in Item 1 of our Registration Statement on Form 8-A (File No. 000-17739), including any amendment or report updating such description;

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-17739), including certain information incorporated therein by reference from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 (File No. 000-17739), as filed with the SEC on May 5, 2011 and July 26, 2011; and

•

Our Current Reports on Form 8-K, as filed with the SEC on January 10, 2011, January 19, 2011, January 26, 2011, March 7, 2011, April 26, 2011, May 6, 2011, May 25, 2011, June 9, 2011, June 14, 2011, July 7, 2011, July 14, 2011 and July 22, 2011 (File No. 000-17739).

You may request, and we will provide to you, a copy of these filings at no cost, by writing or telephoning us at the following address:

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

Attention: Investor Relations

LEGAL MATTERS

Jones Day, Los Angeles, California will pass upon the validity of the shares of common stock that we are offering. Proskauer Rose LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Ramtron International Corporation appearing in Ramtron International Corporation’s Annual Report on Form 10-K as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ehrhardt Keefe Steiner & Hottman PC pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

10,000,000 Shares

RAMTRON INTERNATIONAL CORPORATION

Common Stock

From time to time we may offer and sell up to 10,000,000 shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus or in one or more documents incorporated by reference in this prospectus. Before you invest, you should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “RMTR.” On May 18, 2011, the last reported sale price was $2.85 per share.

We may offer and sell shares of common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution.” Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the shares of common stock to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale.

You should read this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2011.

You should rely only on the information contained or incorporated by reference into this prospectus and any prospectus supplement or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You must not rely upon any unauthorized information or representation. We are not making an offer of the common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of the prospectus or the applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We are not making offers to sell common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, we may sell from time to time up to 10,000,000 shares of our common stock in one or more offerings. Each time we sell any common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus may not be used to sell any common stock unless accompanied by a prospectus supplement.

You should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find Additional Information” in this prospectus, before you invest in shares of common stock offered hereby.

Throughout this prospectus, references to “Ramtron International Corporation,” the “Company,” “we,” “us” and “our” refer to Ramtron International Corporation unless otherwise specified or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and, as such, may involve risks and uncertainties. All statements included or incorporated by reference in this prospectus, other than statements that are purely historical, are forward-looking statements. Forward-looking statements may be identified by the use of forward-looking words or phrases such as “will,” “may,” “believe,” “expect,” “intend,” “anticipate,” “could,” “should,” “plan,” “estimate,” and “potential,” or other similar words. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated in our forward-looking statements, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for ferroelectric random access memory (F-RAM) products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information about Ramtron International Corporation. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus, any prospectus supplement and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in the section of this prospectus entitled “Incorporation of Certain Information by Reference.”

Our Business

We are a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontrollers, and integrated semiconductor solutions, used in many markets for a wide range of applications. We pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory, called ferroelectric random access memory (F-RAM). F-RAM products merge the advantages of multiple memory technologies into a single device that retains information without a power source, can be read from and written to at very fast speeds, written to many times, consumes low amounts of power, and can simplify the design of electronic systems. In many cases, we are the sole provider of F-RAM enabled semiconductor products, which facilitates close customer relationships, long application lifecycles and the potential for high-margin sales.

We also integrate wireless communication capabilities as well as analog and mixed-signal functions such as microprocessor supervision, tamper detection, timekeeping, and power failure detection into our devices. This has enabled new classes of products that address the growing market need for more functional, efficient and cost effective semiconductor products.

Our revenue is derived from the sale of our products and from license, development and royalty arrangements entered into with a limited number of established semiconductor manufacturers involving the development and sale of specific applications and products of the Company’s technologies. Other revenue is generated from non-recurring miscellaneous items. Product sales have been made to various customers for use in a variety of applications including utility meters, office equipment, automobiles, electronics, telecommunications, disk array controllers, and industrial control devices, among others.

Our principal executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921. Our telephone number is (719) 481-7000, and our website address is www.ramtron.com. The periodic and current reports we file with the SEC can be found on our website and that of the SEC. For additional information regarding our business, and us see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the risk factors contained in the applicable prospectus supplement for a specific offering of common stock, as well as those contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and any amendment or update thereto reflected in our subsequent filings with the SEC incorporated by reference in this prospectus. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, research and development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of any common stock will be included in the prospectus supplement relating to such common stock.

Pending such uses, we may invest the net proceeds in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the United States government or other securities.

We may not receive any cash proceeds from the sale of our common stock pursuant to this prospectus and the applicable prospectus supplement where we issue shares as consideration for services performed or goods provided to us or in payment of outstanding indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock. Copies of our certificate of incorporation and bylaws may be obtained as described under the “Where You Can Find Additional Information” in this prospectus.

Authorized Capital Stock

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 60,000,000 shares of capital stock of which 50,000,000 shares are of common stock, par value $0.01 per share, and 10,000,000 shares are of preferred stock, par value $0.01 per share. As of May 18, 2011, 28,528,648 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights and preferences of any preferred stock which may be outstanding in the future, the holders of common stock are entitled to dividends when and if declared from time to time by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preferences of any preferred stock then outstanding. There are no cumulative voting rights and no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further voter action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting power and other rights of common stock.

Rights Agreement

The following is a summary of the material provisions of the stockholders rights agreement. This summary is qualified in its entirety by reference to the rights agreement, which is incorporated by reference in its entirety and is included as an exhibit to the registration statement of which this prospectus is a part. This summary may not contain all of the information about the rights agreement which is important to you, and we encourage you to read the rights agreement in its entirety.

In April 2001, we adopted a rights agreement pursuant to which we distributed preferred stock purchase rights as a dividend at the rate of one right for each share of our common stock. The rights agreement is designed to deter coercive or unfair takeover tactics, and to prevent an acquiror from gaining control of our Company without offering a fair price to all of our stockholders. Each right entitles our stockholders to buy one unit of a share of our Series B participating preferred stock for $50.00. The rights generally are exercisable only if a person or group announces that it has acquired beneficial ownership of 15% or more of our outstanding common stock or commences a tender or exchange offer upon consummation of which that person or group would beneficially own 15% or more of our outstanding common stock.

Similarly, unless the rights are earlier redeemed, in the event that, after a person or group acquires 15% or more of the Company’s then outstanding common stock, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company’s consolidated assets or earning power are sold, each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the person or group having acquired 15% or more of the Company’s outstanding common stock), will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to twice the purchase price for the Series B participating preferred stock.

The rights will expire on April 19, 2016 unless the rights agreement is further extended or renewed. Each one one-hundredth of a share of the Series B participating preferred stock has rights and preferences substantially equivalent to those of one share of our common stock, except that the Series B participating preferred stock has no voting rights. We may redeem the rights at $0.01 per right at any time prior to the rights becoming exercisable.

Certain Provisions Affecting Control of Ramtron Corporation

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the Board of Directors prior to the date the interested stockholder attained this status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the relevant date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our certificate of incorporation, as amended (“certificate of incorporation”), and bylaws, as amended (“bylaws”) is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described under the heading “Where You Can Find Additional Information” in this prospectus.

Our certificate of incorporation does not provide for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our Board of Directors, however occurring, may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, unless and until filled by the stockholders. Our certificate of incorporation does not provide for staggered terms for our directors.

Our bylaws establish that any business conducted at an annual meeting of stockholders must be (i) specified in the notice of meeting given by or at the direction of our Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting, pursuant to certain requirements. Stockholders intending to bring business before an annual meeting, including proposed nominations of persons for elections to our Board of Directors, must give written notice to the secretary of the Company within 60 days in advance of the meeting or 10 days after the date on which notice of such meeting is first given to stockholders, whichever is later. Although our bylaws do not give our Board of Directors the power to approve or disapprove stockholder proposals regarding other business to be conducted at an annual stockholder meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our Company.

Our bylaws authorize the Board of Directors, Chairman of the Board or the Chief Executive Officer to call a special meeting of stockholders. The elimination of the right of stockholders to call a special meeting means that a stockholder cannot force stockholder consideration of a proposal over the opposition of our Board of Directors by calling a special meeting of stockholders prior to such time as our Board of Directors believes such consideration to be appropriate, or prior to the next annual meeting. This restriction on the ability of stockholders to call a special meeting means that a proposal to replace our Board of Directors can be delayed until the next annual meeting unless authorized by the Board of Directors, Chairman of the Board or the Chief Executive Officer.

As described above, our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock and to determine the price and the rights, preferences and privileges of these shares, without stockholder approval, which could also discourage or delay a change in control transaction or acquisition of our Company, including an attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock, by making those attempts more difficult or costly to achieve.

We have also implemented a stockholders rights agreement, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in a manner or on terms not approved by our Board of Directors. See “—Rights Agreement”.

These provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through underwriters or dealers;

•	directly to purchasers, including our affiliates or existing stockholders;

•	in a rights offering;

•

in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933 (the “Securities Act”), to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

Each prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement that will be used by the underwriters to make resales of the securities. The underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or slowing a decline in the market price of the securities; and short positions created by the underwriters involve the sale by the underwriters of a greater number of securities than they are required or have the option to purchase from us in the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

In accordance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.ramtron.com and the address for the investor relations page of our website is http://www.ramtron.com/investor-relations. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	The description of our common stock set forth in Item 11 of our Registration Statement on Form 10, as amended (File No. 0-17739);

•	The description of our preferred share purchase rights set forth in Item 1 of our Registration Statement on Form 8-A (File No. 000-17739), including any amendment or report updating such description;

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-17739), including certain information incorporated therein by reference from our Definitive Proxy Statement for our 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2011; and

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 000-17739), as filed with the SEC on May 5, 2011.

•	Our Current Reports on Form 8-K, as filed with the SEC on January 10, 2011, January 19, 2011, January 26, 2011, March 7, 2011, April 26, 2011 and May 6, 2011 (File No. 000-17739).

You may request, and we will provide to you, a copy of these filings at no cost, by writing or telephoning us at the following address:

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

Attention: Investor Relations

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common stock to be offered and sold by this prospectus and the applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or the prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day, Los Angeles, California, will pass upon the validity of the common stock being offered hereby.

EXPERTS

The consolidated financial statements of Ramtron International Corporation appearing in Ramtron International Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Ramtron International Corporation management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ehrhardt Keefe Steiner & Hottman PC pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

4,750,000 SHARES

RAMTRON INTERNATIONAL CORPORATION

COMMON STOCK

PROSPECTUS SUPPLEMENT

NEEDHAM & COMPANY, LLC

CRAIG-HALLUM CAPITAL GROUP LLC

July 28, 2011